Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this amendment to the Schedule 13D, and any further amendments hereto, relating to the ordinary shares, par value of US$0.0001 per share of Zhongchao Inc., a Cayman Islands exempted company with limited liability whose principal place of business is in Shanghai, China, shall be filed on behalf of the undersigned.

May 21, 2021

More Healthy Holding Ltd.

By:	/s/ Weiguang Yang
Name: Weiguang Yang
Title: Sole Shareholder

By:	/s/ Weiguang Yang
Name: Weiguang Yang